Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
WageWorks, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-218815) on Form S-3 and the registration statements (Nos. 333-181300, 333-188658, 333-194863, 333-204219, 333-211559, and 333-217759) on Form S-8 of WageWorks, Inc. of our report dated March 18, 2019, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2016, which report appears in the December 31, 2018 annual report on Form 10-K of WageWorks, Inc.

/s/ Macias, Gini & O’Connell, LLP
Newport Beach, California
May 29, 2019